Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES GUIDANCE FOR THIRD-QUARTER

EARNINGS PER DILUTED SHARE IN A RANGE OF $0.48 TO $0.50

INCREASES FULL-YEAR 2004 GUIDANCE TO A RANGE OF $1.55 TO $1.59

THOMASVILLE, NC (August 6, 2004) — Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced its guidance for earnings per diluted share for the third quarter of 2004 and increased its guidance for full-year 2004. For the third quarter of 2004, the Company’s guidance for earnings per diluted share is in a range of $0.48 to $0.50, compared with $0.38 for the third quarter of 2003. Weighted average shares outstanding are expected to be 24.6 million for the third quarter, up 2.1% from 24.1 million for the third quarter last year, primarily as a result of the Company’s issuance of 370,000 shares of stock on July 26, 2004 in an underwritten public offering and an additional 366,000 shares on August 4, 2004 pursuant to the exercise of the underwriters’ over-allotment option. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in May 2004.

Primarily because of stronger than expected results as the Company has progressed through 2004 and the outlook for the second half of 2004, the Company raised its guidance for full-year 2004 earnings per diluted share to a range of $1.55 to $1.59, compared with $1.15 for 2003. Weighted average shares outstanding are expected to be 24.4 million for 2004, up 1.2% from 24.1 million for 2003.

Old Dominion will hold a conference call to discuss this release and its second-quarter results today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through September 6, 2004. A telephonic replay will also be available through August 13, 2004, at 719-457-0820, Confirmation Number 571787.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Announces Third-Quarter and Full-Year 2004 Guidance

August 6, 2004

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with recent legislation requiring companies to evaluate their internal control over financial reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 40 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 29 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 10 states as well as international services around the globe.

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